ADMINISTRATION AGREEMENT

AGREEMENT made effective as of the 14th day of October (the “Effective Date”), between BISYS FUND SERVICES OHIO, INC. (“BISYS”), a Delaware corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and each entity that has executed this Agreement, as listed on Schedule A hereto (each, the “Fund”), each of which has its principal place of business or registered office, as applicable, at the relevant address set forth on Schedule A hereto. This Agreement shall be considered a separate agreement between BISYS and each Fund, and references to “the Fund”, etc., shall refer to each Fund separately. No Fund shall be liable for the obligations of, nor entitled to the benefits of, any other Fund under this Agreement.

WHEREAS, certain Funds are registered as closed-end management investment companies under the Investment Company Act of 1940, as amended (the “1940 Act”), certain Funds are registered as mutual funds under the Mutual Funds Law of the Cayman Islands, and the other Funds are unregistered collective investment vehicles, each as indicated on Schedule A; and

WHEREAS, the Funds invest either in (a) ownership interests in other Funds or (b) ownership interests in privately offered hedge funds and private equity funds (“collectively, “Private Funds”) and other securities (all of the foregoing, collectively “Investments”), all as described in the relevant Fund’s (i) currently-effective Private Placement Memorandum filed with the Securities and Exchange Commission (the “SEC”), each as amended and in effect from time to time (collectively, the “Prospectus”), or (ii) Offering Memorandum and any supplementary offering material provided to potential investors (collectively, the “Offering Memorandum” and together with the Prospectus, the “Offering Documents”); and

WHEREAS, each Fund desires to retain BISYS to provide certain fund accounting, transfer agency, and other administrative services for the Fund, and BISYS is willing to perform such services on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1. Services

(a) Maintenance of Books and Records. BISYS will keep and maintain the following books and records pursuant to Rule 31a-1 (the “Rule”) under the 1940 Act:

(i)	Journals containing an itemized daily record in detail of all purchases and sales of securities (including Investments), all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

(ii)	General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

(iii)	Separate ledger accounts required by subsections (b)(2)(ii) and (iii) of the Rule; and

(iv)	A monthly trial balance of all ledger accounts (except investor accounts) as required by subsection (b)(8) of the Rule.

(b) Fund Accounting and Financial Administration. In addition to the maintenance of the books and records specified above, BISYS shall perform the following accounting services (monthly, unless expressly provided otherwise) and administrative services:

(i)	Calculate the net asset value of the Fund (“Net Asset Value”) and each share or partnership interest, as applicable, (in either case, “Interests”) all in accordance with the Fund’s valuation policy and procedures (the “Valuation Policy”), the Fund’s Agreement of Limited Partnership, Memorandum and Articles of Association, or other applicable governing documents (“Governing Documents”), and Offering Documents; allocate profit and loss to investor accounts, if applicable; calculate and produce Fund U.S. tax records;

(ii)	Verify and reconcile with the Fund’s custodian and investment adviser(s) (together with any sub-advisers, the “Adviser”) cash balances and trade activity;

(iii)	Compute as appropriate, each Fund’s net income (loss) and capital gains (losses), 30-day yields and other yields or performance information as mutually agreed;

(iv)	Calculate contractual expenses of the Fund, including calculation of management fees, expense waivers/reimbursements, servicing fees and adviser fees, amortization of organizational expenses, all in accordance with the relevant contracts and the Offering Documents (if applicable); make and control all disbursements for the Fund, subject to review and approval of an officer or other authorized person of the Fund, including administration of director and vendor fees and compensation on behalf of the Fund, and as otherwise appropriate;

(v)	Post Fund transactions to appropriate general ledger categories;

(vi)	Accrue Fund expenses in accordance with budgets or as otherwise directed, submit changes to accruals and expenses to authorized officers of the Fund (other than an officer or employee of BISYS) for review and approval;

(vii)	Post investor activity and reconcile monthly balances;

(viii)	Monitor and report to the Fund and its custodian the outstanding receivables and payables for all (A) security trades, (B) transactions in Interests, and (C) income and expense accounts;

(ix)	Determine unrealized appreciation and depreciation on securities held (including Investments) and account for the amortization of premiums or discounts;

(x)	Update fund accounting system to reflect rate changes, as received from the Adviser, on variable interest rate instruments; and

(xi)	Identify and research corporate actions based on information received from any Investment or publicly-distributed information and update fund accounting system to reflect any such actions, including stock splits and reorganizations.

(xii)	After approval of Net Asset Value calculations by the Adviser, distribute Net Asset Values and other performance information as directed by the Fund;

(xiii)	Prepare and provide monthly unaudited statement of assets, liabilities and partners’ capital, statement of operations, statement of changes in partners’ capital, statement of cash flows and schedule of investments (if applicable);

(xiv)	Prepare and provide accounting information, as applicable, for registration statements on Form N-2, reports to investors, and other filings related to Interests, and examinations by the SEC or other regulators;

(xv)	Prepare, subject to review and approval by the Fund and/or its auditor, and file the Fund’s annual U.S. federal and state income tax returns, provide Forms K-1 (if applicable) prior to April 15th (subject to receipt of relevant tax information regarding Investments by March 31), and tax withholding reports to the Internal Revenue Service;

(xvi)	Provide accounting reports in connection with the annual audit performed by the Fund’s auditor and provide the auditor with access to the Fund’s books and records;

(xvii)	Coordinate and prepare, with the assistance of the Adviser and officers, drafts of communications to investors, including the annual report of the Fund; prepare the drafts of the semi-annual report for the Fund, and, if the Fund is registered under the 1940 Act, file the certified final versions thereof Form N-CSR; prepare and file the Fund’s Form N-SAR and Form N-Q;

(xviii)	Prepare financial materials for Board books;

(xix)	Assist with regulatory audits and examinations of the Fund, including providing accounting reports of the Fund for such audits and examinations

(xx)	Calculate performance data of the Fund for dissemination to up to three (3) information services covering the investment company industry; and

(xxi)	Provide expense budgeting consulting to review expense ratios/fee waivers, caps and rolling reimbursements.

(c) Transfer Agent/Investor Services. BISYS shall also maintain accounts of investors on its investor record-keeping systems, and provide the following investor services in connection therewith:

(i)	Maintain the register of investors; process purchases, redemptions, and transfers of Interests; maintain investor records, including account documentation files, establish account relationship linking/grouping, record investor account information changes, and balance monthly transaction activity;

(ii)	Maintain investor information files, and microfiche and/or image all subscription applications and source documentation;

(iii)	Complete cash settlement between the Fund, its custodian, and investors, and reconcile the Fund’s bank accounts;

(iv)	Prepare and issue investor confirmations, which shall be in compliance with Rule 10b-10 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), if applicable; upon investor request, prepare duplicate investor confirms;

(v)	Prepare and issue monthly account statements to investors and provide a monthly report of account activity per investor to the Adviser; upon investor request, prepare duplicate or special order account statements;

(vi)	If the Fund is registered under the 1940 Act, manage the Fund’s tender offer process (no more frequently than quarterly), including distribution of tender offer materials to all investors, recording investor replies, responding to investor questions regarding tender offer process; mail promissory notes related to any Fund tender offer;

(vii)	Provide mailing labels for distribution of financial reports, Offering Documents, proxy statements, or marketing material to current investors;

(viii)	Review all incoming investor documentation to verify receipt of all information and documentation required by BISYS hereunder;

(ix)	Verify investor identity upon opening new accounts and/or check investor names against the list of persons subject to economic and trade sanctions published by the U.S. Department of the Treasury, Office of Foreign Assets Control and other relevant lists published by governmental or other applicable authorities, all as required by applicable U.S. laws and regulations or as otherwise reasonably directed by the Fund;

(x)

Monitor, identify and report investor transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to any applicable governmental agency (e.g., the SEC, the U.S. Treasury Department, the U.S. Internal Revenue Service) or each such agency’s designated agent in each case consistent with the U.S. and/or Cayman Islands anti-money laundering directives, laws and regulations applicable to the

Fund (“Applicable AML Laws”) or the Fund’s relevant written policies and procedures (the “AML Program”);

(xi)	Place holds on transactions in investor accounts or freeze assets in investor accounts, as required by Applicable AML Laws or the AML Program;

(xii)	Create documentation to provide a basis for law enforcement authorities to trace illicit funds; and

(xiii)	Maintain all records or other documentation created or received by BISYS pursuant to its services under this Agreement related to investor accounts and transactions therein that are required to be prepared and maintained pursuant to Applicable AML Laws or the AML Program, and make the same available for inspection by regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Fund.

(d) Administration and Compliance Services. BISYS shall perform the following services to assist the Fund with administrative and compliance requirements:

(i)	Assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, corporate fiduciaries, insurers, banks and persons in other capacities deemed necessary or desirable in connection with the Fund’s operations;

(ii)	Provide the Fund’s Board of Directors (the “Board”) with such reports regarding investment performance as it may reasonably request, but BISYS shall have no responsibility for supervising the performance by any Adviser of its responsibilities;

(iii)	As applicable to the Fund, prepare, subject to review by counsel the Fund, (A) the annual update to the Fund’s registration statement on Form N-2, (B) other amendments to the Funds registration statement and supplements to the Offering Documents, (C) Notices of Annual or Special Meetings of investors, and file any of the foregoing, as well as proxy materials, with the SEC at the request of the Fund or its counsel;

(iv)

Prepare such reports, applications and documents (including reports regarding the sale and redemption of Interests as may be required in order to comply with U.S. federal and state securities laws) as may be necessary or desirable to register and/or report sales of Interests with state securities authorities in each state authorized by the Fund); monitor the sale of Interests for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Fund and the Interests and all amendments thereto, as may be necessary or convenient to register and keep effective the registration of the Fund and the Interests with applicable state securities authorities to enable the Fund to make a continuous offering of its Interests. Conduct blue sky fee analyses upon request by the Fund. State securities exemption services are made available at a standard fee based on savings obtained by the Fund;

(v)	Coordinate the printing and distribution of Offering Documents, supplements, proxy materials and reports to investors; coordinate the solicitation and tabulation of proxies in connection with the annual meeting of investors, if applicable;

(vi)	Administer contracts on behalf of the Fund with, among others, the Adviser, distributors, custodians, and other service providers;

(vii)	Assist with the layout and printing of Offering Documents and assist with and coordinate layout and printing of the Fund’s semi-annual and annual reports to investors;

(viii)	Assist with the design, development, and operation of the Fund, and provide consultation related to legal and regulatory aspects of the establishment, maintenance, and liquidation or dissolution of additional Funds;

(ix)	Make available appropriate individuals to serve as officers of the Fund, upon designation by the Board, provided such individuals will serve only in ministerial or administrative capacities related to BISYS’s services hereunder except as set forth in Section 1(e) hereof;

(x)	Obtain and maintain, as approved by the Board, fidelity bonds and directors and officers/error and omission insurance policies for the Fund in accordance with Rules 17g-1 and 17d-1 under the 1940 Act (if applicable) at the expense of the Fund, file notices and copies thereof with the SEC as required under the 1940 Act, and prepare memoranda and other correspondence outlining the terms and conditions of such policies;

(xi)	Maintain corporate records on behalf of the Fund, including, but not limited to, minute books and Governing Documents;

(xii)	Assist the Fund in developing portfolio compliance procedures, and provide periodic compliance monitoring services incorporating certain of those procedures, including (as applicable), compliance with investment restrictions imposed by the 1940 Act and the Fund’s investment objective, defined investment policies, and restrictions, provided such are determinable based upon the Fund’s accounting records. In connection with the foregoing, review quarterly compliance reports that are prepared by the Adviser, if applicable. BISYS will also provide the Board with quarterly results of portfolio compliance reviews.

(xiii)

If the Fund is registered under the 1940 Act, BISYS will provide the following service in relation to the Fund’s compliance program approved as required under Rule 38a-1 under the 1940 Act (the “Fund Compliance Program”) during the term of this Agreement: (A) assist the Chief Compliance Officer in updating the Fund Compliance Program to reflect evolving industry best practices and regulatory initiatives, (B) assist and support the Chief Compliance Officer in preparing and evaluating the results of annual reviews of the compliance policies and procedures of the Fund’s service providers, (C) support the Chief Compliance Officer’s evaluation and resolution of material compliance issues elevated to the Chief Compliance Officer, (D) conduct random periodic audits of Fund’s service providers’ compliance with the Fund Compliance Program, (E) assist the Chief Compliance Officer in developing standards for compliance reports to be presented to the Board by BISYS and other Fund service providers, (F) assist in developing and preparing reports to the Board by the Chief Compliance Officer and documentation for the Board to conduct reviews and make findings pertaining to the Fund Compliance Program and compliance programs and related policies and procedures of the Fund’s service providers.

(xiv)	Provide assistance and guidance to the Fund with respect to matters governed by or related to regulatory requirements and developments including monitoring regulatory and legislative developments which may affect the Fund, and assisting in strategic planning in response thereto; assisting the Fund and providing on-site personnel in responding to and providing documents for routine regulatory examinations or investigations; and coordinating with and taking instructions from counsel to the Fund in response to such routine or non-routine regulatory matters. The assistance to be provided with respect to SEC inspections includes (A) rendering advice regarding proposed responses (B) compiling data and other information in response to SEC requests for information and (C) communicating with Fund management and the Adviser to provide status updates. In addition, BISYS will provide appropriate assistance with respect to audits conducted by the Fund’s independent accountants, including compiling data and other information as necessary;

(xv)	Manage preparation for Board meetings by (A) coordinating Board book production, preparation, and distribution, (B) subject to review and approval by the Fund and its counsel, preparing Board agendas, resolutions, minutes and a Board meeting responsibility checklist, (C) preparing the relevant sections of the Board materials required to be prepared by BISYS, (D) assisting to gather and coordinate special materials related to annual contract renewals for and as directed by the Board or fund counsel, (E) attending Board meetings and recording the minutes, and (F) performing such other Board meeting functions as shall be agreed by the parties in writing;

(xvi)

To assist the Fund (if it is registered under the 1940 Act) in connection with its obligations under the Sarbanes-Oxley Act of 2002, Rule 30a-2 under the 1940 Act, and related laws (collectively, “Sarbanes-Oxley”), BISYS will internally establish and maintain its own controls and procedures designed to ensure that information recorded, processed, summarized, or reported by BISYS on behalf of the Fund and included in the Fund’s reports on Form N-CSR and any other reports required to be certified pursuant to Sarbanes-Oxley (collectively, “Reports”) is (A) recorded, processed, summarized, and reported by BISYS within the time periods specified in the SEC’s rules and forms and the Fund’s disclosure and control procedures (the “Fund DCPs”), and (B) communicated to the relevant officers of the Fund who are required to certify Reports under Sarbanes-Oxley (“Certifying Officers”), in a manner consistent with the Fund DCPs.

Solely for the purpose of providing a Certifying Officer with a basis for his or her certification of any Report, BISYS will (1) provide a sub-certification with respect to BISYS’s services during any fiscal period in which BISYS served as a financial administrator to the Fund consistent with the requirements of the certification required under Sarbanes-Oxley, and/or (2) inform the Certifying Officers of any reason why all or part of such required certification would be inaccurate. In rendering any such sub-certification, BISYS may (a) limit its representations to information prepared, processed and reported by BISYS, (b) rely upon and assume the accuracy of the information provided by officers (other than an officer or employee of BISYS) and other authorized agents of the Fund, including all other relevant service providers of the Fund, and compliance by such officers and agents with the Fund DCPs, and (c) assume that the Fund has selected appropriate accounting policies.

(xvii)	Coordinate filing of the Fund’s voting records (as approved by the Adviser) on Form N-PX, if applicable;

(xviii)	Prepare quarterly brokerage allocation compliance checklist and supporting documentation for use by the Adviser, as requested;

(xix)	Prepare and distribute Director/Officer Questionnaires, review completed Questionnaires and resolve any open issues with the Fund and its counsel; and

(xx)	Prepare and file or arrange for filing amendments to the Fund’s Governing Documents as necessary.

(e) Provision of Certifying Officer(s). If the Fund is registered under the 1940 Act, BISYS will, upon receipt of a written request by the Fund and subject to the provisions of this Section 1(e) and Sections 2 (i) and 7(f), make a BISYS employee available to the Fund to serve, upon designation as such by the Board, as the Chief Financial Officer of the Fund (or under such other title to perform similar functions), which is a Certifying Officer. BISYS’s obligation in this regard shall be met by providing an appropriately qualified employee of BISYS (or its affiliates) who, in the exercise of his or her duties to the Fund, shall act in good faith and in a manner reasonably believed by him or her to be in the best interest of the Fund. BISYS shall select, and may replace, the specific employee that it makes available to serve in the designated capacity as a Certifying Officer, in BISYS’s reasonable discretion, taking into account such person’s responsibilities concerning, and familiarity with, the Fund’s operations.

For so long as BISYS provides a Certifying Officer, the Fund DCPs shall contain (or the Fund and BISYS shall otherwise establish) mutually agreeable procedures governing the certification of Reports by Certifying Officers, and the parties shall comply with such procedures in all material respects. Among other things, the procedures shall provide as follows:

(i)	The Fund shall establish and maintain a Disclosure Controls and Procedures Committee (the “DCP Committee”) to evaluate the Fund DCPs in accordance with Rule 30a-3 under the 1940 Act. The DCP Committee shall include (at a minimum) the Fund’s Principal Executive Officer, Chief Financial Officer, and Chief Legal Officer (if any) and such other individuals as may be necessary or appropriate to enable the DCP Committee to ensure the cooperation of, and to oversee, each of the Fund’s agents that records, processes, summarizes, or reports information contained in Reports (or any information from which such information is derived), including the Funds’ Other Providers.

(ii)	The Fund shall require (a) its relevant service providers to provide sub-certifications on internal controls, upon which the Certifying Officers may rely in certifying Reports, in form and content reasonably acceptable to the Certifying Officers and consistent with Sarbanes-Oxley, and (b) that such sub-certifications are delivered to the DCP Committee and the Certifying Officers sufficiently in advance of the DCP Committee meeting described in (iii) below.

(iii)	The DCP Committee shall (A) establish a schedule to ensure that all required disclosures in any Report, including the financial statements, are identified and prepared in a timeframe sufficient for it to review such disclosures, (B) meet prior to the filing date of each Report to review the accuracy and completeness of the relevant Report, and (C) record a summary of its deliberations and conclusions in a written memorandum sufficient for it to adequately support its conclusions pertaining to the Fund DCPs as required by Item 9 of Form N-CSR or other Report. In conducting its review and evaluations, the DCP Committee shall:

(A)	review SAS 70 reports pertaining to BISYS and other relevant service providers, if applicable, or in the absence of any such reports, consider the adequacy of the sub-certifications supplied by the Fund’s service providers;

(B)	consider whether there are any significant deficiencies or material weaknesses in the design or operation of the Fund DCPs or internal controls over financial reporting that could adversely affect the Fund’s ability to record, process, summarize, and report financial information, and in the event that any such weaknesses or deficiencies are identified, disclose them to the Fund’s Certifying Officers, audit committee, and auditors;

(C)	consider whether, to the knowledge of any member of the DCP Committee, there has been or may have been any fraud, whether or not material, and, if so, disclose the facts and circumstances thereof to the Certifying Officers, and the Fund’s audit committee and auditors; and

(D)	determine whether there was any change in internal controls over financial reporting that occurred during the Fund’s most recent fiscal half-year that has materially affected or is reasonably likely to materially affect, the Fund’s internal control over financial reporting.

A Certifying Officer shall have the full discretion to decline to certify a particular Report that fails to meet the standards set forth in the certification, and to report matters involving fraud or other failures to meet the standards of applicable law to the audit committee of the Board.

The Fund shall, in its own capacity, take all reasonably necessary and appropriate measures to comply with its obligations under Sarbanes-Oxley. Without limitation of the foregoing, except for those obligations which are expressly delegated to or assumed by BISYS in this Agreement, the Fund shall maintain responsibility for, and shall support and facilitate the role of each Certifying Officer and the DCP Committee in, designing and maintaining the Fund’s DCPs in accordance with applicable laws.

(f) Corporate Secretarial Services. If the Fund is domiciled in the Cayman Islands, BISYS will arrange for the provision of the following services:

(i)	Arrange for an office of a BISYS affiliate in the Cayman Islands to be the Fund’s registered office;

(ii)	Maintain the Register and the Register of Directors and Officers of the Fund in accordance with the statutory provisions for the time being in force and the Governing Documents;

(iii)	Receive, record and deal with probates, letters of administration, powers of attorney, and other documents affecting the title of Interests or any dividends payable thereon in accordance with the provisions of the Fund’s Governing Documents first and if there is no relevant provision in the Governing Documents then in accordance with BISYS’s normal practice or in accordance with the written instructions of the Fund;

(iv)	Prepare and seal on behalf of the Fund share certificates in accordance with the provision of the Governing Documents and the Offering Documents;

(v)	Effect all necessary registrations with governmental and similar agencies in the Cayman Islands in order to maintain the good standing of the Fund.

(g) Affairs of the Fund. BISYS shall provide the Fund with all necessary office space, equipment, personnel, facilities (including for investor and Board meetings) in the U.S. (unless otherwise expressly stated herein) for handling the affairs of the Fund, maintain regulatory compliance calendars, and perform such other services as BISYS may reasonably determine necessary or incidental to performance of its obligations hereunder. At the reasonable request of the Board, BISYS shall make reports to the Board concerning BISYS’s performance hereunder.

(h) Special Reports and Additional Services. BISYS may provide additional special reports and such other similar services as may be reasonably requested by the Fund, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

BISYS shall perform such other services for the Fund upon terms and conditions (including additional compensation) all as mutually agreed upon by the parties from time to time in writing.

(i) Subcontracting; Delegation. BISYS may utilize agents in its performance of its services, and may, with prior notice to the Fund, appoint in writing other qualified parties (individually, a “Sub-Agent”) to carry out some or all of its responsibilities under this Agreement; provided, however, that (i) the Fund’s written approval shall be required to establish an arrangement in which a Sub-Agent acts as sub-fund accountant, or sub-transfer agent, unless such Sub-Agent is an affiliate of BISYS; and (ii) any agent (including any Sub-Agent) retained by BISYS shall be the agent of BISYS and not the agent of the Fund, and that BISYS shall be fully responsible for the acts of such agent (or Sub-Agent) and shall not be relieved of any of its responsibilities hereunder by the appointment of an agent (or Sub-Agent). The Fund expressly acknowledges that certain services for Funds domiciled in the Cayman Islands, including the Corporate Secretarial Services described in Section 1(f), will be delegated by BISYS to a non-U.S. affiliate of BISYS. In the event that a Sub-Agent is retained by the Fund (and/or by BISYS at the request or instruction of the Fund), the foregoing shall not apply to the extent it is inconsistent with any written agreement(s) entered into by the parties with respect thereto.

2. Instructions; Certain Procedures

(a) As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Fund’s Governing Documents and Offering Documents, to the extent that such services are described therein, and other records of the Fund unless BISYS receives written instructions to the contrary in a timely manner from the Fund.

(b) If applicable, the Fund shall assist and cooperate with BISYS (and shall endeavor to cause its officers and other Fund service providers to assist and cooperate with BISYS) to facilitate the delivery of information requested by BISYS in connection with the preparation of any Report, so that BISYS may submit a draft of such Report to the Fund’s DCP Committee prior to the date it is to be filed, and BISYS shall not be liable for any delay in the submission of a Report if it does not timely receive such information.

(c) The parties hereto may amend such procedures as may be set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may conclusively assume that any special procedure which has been approved by an authorized officer of the Fund (other than an officer or employee of BISYS) does not conflict with or violate any requirements of the Fund’s Governing Documents and Offering Documents, or any rule, regulation, or requirement of any regulatory body.

Also, BISYS shall be protected in acting upon any document that it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. BISYS will not be held to have notice of any change of the authority of any officers, employees or agents of the Fund until receipt of written notice thereof from the Fund.

(d) Whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from an investor, or a properly authorized agent of an investor (an “investor’s agent”), concerning an account in a Fund, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication, reasonably believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Fund or by the investor or investor’s agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Fund or any other person authorized by the Board or by the investor or investor’s agent, as the case may be

(e) BISYS may apply to the Fund at any time for instructions and may consult with counsel to the Fund and with accountants and other experts with regard to BISYS’s responsibilities and duties pursuant to this Agreement. If BISYS does not obtain the advice of counsel to the Fund within a reasonable period of time, BISYS shall be entitled to seek, receive and act upon advice of legal counsel of its reasonable choosing at the reasonable expense of the Fund unless relating to a matter involving BISYS’s willful misfeasance, bad faith, negligence or reckless disregard of BISYS’s responsibilities and duties hereunder. BISYS may rely upon the advice of any of the foregoing counsel, accountants, or experts, and shall in no event be liable for any action reasonably taken pursuant to such advice.

(f) The Fund acknowledges and agrees that deviations from BISYS’s written transfer agent compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Fund (other than an officer or employee of BISYS) requests that an exception be made from any written compliance or transfer agency procedures adopted by BISYS or any requirements of the AML Program, BISYS may in its sole discretion determine whether to permit such exception. In the event BISYS determines to permit such exception, it shall become effective when set forth in a written instrument executed by an appropriately authorized representative of the Fund (other than an officer or employee of BISYS) and delivered to BISYS (an “Exception”). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until BISYS receives written notice from the Fund that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as BISYS acts in good faith and without willful misconduct, BISYS shall have no liability for any loss, liability, expenses or damages to the Fund resulting from the Exception, and the Fund shall indemnify BISYS and hold it harmless from any “Losses” (as defined in Section 7(c)) resulting to BISYS therefrom.

(g) The Fund instructs and authorizes BISYS to provide information pertaining to the Fund’s portfolio to pricing vendors, Fund services providers, and as otherwise necessary for legitimate purposes related to the services to be provided hereunder.

(h) BISYS shall furnish to the Fund and to the Fund’s properly authorized auditors, the Adviser, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Fund in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by BISYS, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Fund agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein.

(i) The provisions of Section 1(e) are subject to the internal policies of BISYS concerning the activities of its employees and their service as officers of funds (the “BISYS Policies”), a copy of which shall be provided to the Fund upon request. In appropriate circumstances, the Chief Financial Officer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (i) a material deviation from the BISYS Policies, (ii) an ongoing pattern of conduct involving the continuous or repeated violation of Sarbanes-Oxley, or (iii) a material deviation by the Fund from the terms of this Agreement governing the services of the Chief Financial Officer that is not caused by the Chief Financial Officer or BISYS. In addition, the Chief Financial Officer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Fund or its Other Providers to make an informed determination regarding any of the matters listed above.

3. Record Retention and Confidentiality

(a) BISYS shall keep and maintain on behalf of the Fund all books and records which are customary or which are required to be kept in connection with BISYS’s services pursuant to applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act. BISYS further agrees that all such books and records shall be the property of the Fund and to make such books and records available for inspection by the Fund at reasonable times or by the SEC promptly.

(b) BISYS shall otherwise keep confidential all books and records relating to the Fund and its investors, except when (i) disclosure is required by law, regulation, or legal or regulatory process, (ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) BISYS is requested to make a disclosure by an investor or investor’s agent with respect to information concerning an account as to which such investor has either a legal or beneficial interest and a legal right to such information at such time consistent with the Fund’s Governing Documents, Offering Documents, and applicable law, or (iv) as requested or authorized by the Fund (including pursuant to its policies and procedures). BISYS shall provide the Fund with reasonable advance notice of disclosure pursuant to items (i) or (ii) of the previous sentence, to the extent reasonably practicable. The provisions of this Section 3(b) are subject to the provisions of Section 4(b).

(c) BISYS may at its option at any time, and shall promptly upon the Fund’s demand or termination of this Agreement, deliver in appropriate form to the Fund and cease to retain BISYS’s files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so delivered, such documents and records will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Fund unless the Fund authorizes in writing the destruction of such records and documents.

(d) Nonpublic personal financial information relating to consumers or customers of the Fund provided by, or at the direction of the Fund to BISYS, or collected or retained by BISYS in the course of performing its duties hereunder, shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS involved in servicing the Fund except at the direction of the Fund or as required or permitted by law (including Applicable AML Laws). BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Fund. The Fund represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by the SEC’s Regulation S-P or other applicable laws and agrees to provide BISYS with a copy of that statement annually.

4. Compliance with Law

(a) Except for the obligations of BISYS expressly set forth in Section 1 or Section 3(a) hereof, the Fund assumes full responsibility for the preparation, contents and distribution of each Offering Document and, compliance with all applicable requirements of the Securities Act of 1933, as amended, the 1940 Act, and any other applicable laws, rules, and regulations. Subject to its obligations set forth in Section 1(d)(iv), BISYS shall have no obligation to take cognizance of any laws relating to the sale of Interests.

(b) The Fund is responsible for its own compliance with Applicable AML Laws. BISYS will assist the Fund in meeting its obligations under Applicable AML Laws by carrying out the activities listed in Section 1(c)(ix)-(xiii) (the “AML Services”), which are hereby delegated by the Fund to BISYS. BISYS agrees to such delegation and agrees to perform such services in accordance with the AML Program, subject to Section 13 hereof.

In connection with the foregoing delegation, the Fund also acknowledges that the performance of the AML Services involves the exercise of discretion which in certain circumstances may result in consequences to the Fund and its investors (such as in the case of the reporting of suspicious activities and the freezing of investor accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, BISYS is granted the discretion to take any such action as may be authorized under Applicable AML Laws or the AML Program, and consultation with Fund shall not be required in connection therewith unless specifically required under the AML Program, and (ii) the Fund instructs BISYS that it may avail the Fund of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder.

(c) Notwithstanding the delegation to BISYS of the AML Services, BISYS’s provision of a Chief Financial Officer, and the other services, including compliance services, provided by BISYS hereunder, it is expressly agreed and acknowledged that BISYS cannot ensure that the Fund complies with Applicable AML Laws, Sarbanes-Oxley, or Rule 38a-1 under the 1940 Act.

5. Fees and Expenses

(a) The Fund shall pay BISYS compensation for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in Schedule B attached hereto.

(b) In addition to paying BISYS the fees provided above, the Fund agrees to reimburse BISYS for its actual out-of-pocket expenses reasonably incurred in providing services hereunder, including, without limitation, the following:

(i)	All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Fund, its services providers, or otherwise on behalf of the Fund;

(ii)	The cost of microfilm or microfiche of records or other materials and other costs associated with record retention on behalf of the Fund;

(iii)	Sales taxes;

(iv)	Costs of tax forms;

(v)	Costs for investor correspondence;

(vi)	All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Fund, dealers, public accountants, investors, or others as required for BISYS to perform the services to be provided hereunder;

(vii)	Costs of fulfillment, if requested;

(viii)	Bank account charges, including check payment and processing fees;

(ix)	Reasonable travel and related expenses;

(x)	Expenses associated with AML Services, such as Equifax requests, or filing fees and/or costs associated with any necessary filings; and

(xi)	Any expenses BISYS shall incur at the written direction of a director or officer of the Fund (other than an officer or employee of BISYS) thereunto duly authorized.

(c) In addition, BISYS shall be entitled to receive the following fees:

(i)	Ad hoc reporting fees billed, when mutually agreed upon, according to applicable rate schedules;

(ii)	Charges for the pricing information obtained from third party vendors for use in pricing the securities and other investments of the Fund’s portfolio;

(iii)	Systems development fees billed at an hourly rate of $150 per hour and all system-related expenses, as agreed in advance, associated with the provision of special reports and services; and

(iv)	Fees for the development of custom interfaces, billed at a mutually agreed upon rate.

6. Term

(a) This Agreement shall become effective as of the Effective Date (notwithstanding the date of execution of this Agreement) and shall continue in effect for two (2) years, until October 14, 2006 (the “Initial Term”). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one (1) year periods (“Rollover Periods”). This Agreement may be terminated (i) by either party providing at least ninety (90) days written notice to the other prior to the end of the Initial Term or at any time thereafter, (ii) by mutual agreement of the parties, or (iii) for “cause,” as defined below, upon the provision of thirty (30) days advance written notice by the party alleging cause.

(b) For purposes of this Agreement, “cause” shall mean (i) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party, (ii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business, or (iii) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of a voluntary, or failure to diligently contest an involuntary, case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(c) Notwithstanding the foregoing, following any such termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Fund, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Fund upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Fund, in addition to the fees and expenses provided in Section 5, the amount of all of BISYS’s reasonable cash disbursements in connection with BISYS’s activities in effecting such termination, including without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents.

(d) If, during the first 18 months from the Effective Date, BISYS’s services hereunder are terminated for any reason other than those provided in Section 6(a), or replaced, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (other than by BISYS pursuant to Section 1(i)), then the Fund shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to (i) $200,000 minus (ii) $11,111 multiplied by the number of full calendar months since the Effective Date (e.g., if the relevant event takes place before November 14, 2004, the payment is $200,000; if on or after November 14 but before December 14, 2004, $188, 189; etc.).

In the event the Fund is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide services consistent with this Agreement. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which services are terminated, BISYS is replaced or a third party is added.

The parties further acknowledge and agree that, in the event services are terminated, BISYS is replaced, or a third party is added, as set forth above, (A) a determination of actual damages incurred by BISYS would be extremely difficult, and (B) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

7. Limitation of Liability; Indemnification

(a) BISYS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Fund for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder.

(b) BISYS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Fund’s reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS’s reasonable control (“Force Majeure Events”) include, without limitation, natural disasters, actions or decrees of governmental bodies, terrorist actions, communication lines failures that are not the fault of either party, and computer or other equipment failures or similar events beyond its reasonable control. In the event of a Force Majeure Event, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

(c) The Fund agrees to indemnify and hold harmless BISYS, its affiliates, and their respective employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character (collectively, “Losses”) arising out of or in any way relating to BISYS’s performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, documents, or instructions given or made to BISYS by the Fund or any authorized agents of the Fund; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

(d) BISYS shall indemnify, defend, and hold the Fund and its employees, agents, directors, officers and nominees harmless from and against any and all Losses arising out of or in any way relating to BISYS’s willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.

(e) The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. The indemnified party shall not settle or compromise any claim or action for which indemnity may be sought without the consent of the indemnifying party.

The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnifying party shall not settle or compromise any claim or action without the consent of the indemnified party if such settlement or compromise imposes any liability, responsibility, restriction, or other obligation or consequence on the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

(f) Notwithstanding any provision of this Agreement or any other agreement or instrument that expressly or by implication provides to the contrary, whenever an employee or agent of BISYS serves as the Chief Financial Officer of the Fund, as long as the Chief Financial Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Fund (and would not otherwise be liable to the Fund by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Fund shall indemnify the Chief Financial Officer and BISYS and hold them harmless from any Losses incurred by them arising out of or related to the service of such employee or agent of BISYS as the Chief Financial Officer of the Fund.

The Fund’s Governing Documents and/or resolutions of its Board shall contain mandatory indemnification provisions that are applicable to the Chief Financial Officer, that are designed and intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service in good faith in a manner reasonably believed to be in the best interests of the Fund, except to the extent he or she would otherwise be liable to the Fund by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

The Fund shall provide coverage to the Chief Financial Officer under its directors and officers liability policy that is appropriate to the Chief Financial Officer’s role and title, and consistent with coverage applicable to officers holding positions of executive management.

The Chief Financial Officer may, and the Fund shall, promptly notify BISYS of any issue, matter or event that would be reasonably likely to result in any claim by the Fund, one or more Fund investors, or any third party that involves an allegation that the Chief Financial Officer failed to exercise his or her obligations to the Fund in a manner consistent with applicable laws (including but not limited to any claim that a Report failed to meet the standards of Sarbanes-Oxley and other applicable laws).

(g) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUB-AGENTS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(h) The provisions of this Section 7 are subject to the provisions of Sections 2 and 4 hereof.

8. Activities of BISYS

The services of BISYS rendered to the Fund hereunder are not to be deemed exclusive. BISYS is free to render such services to others and to have other businesses and interests. BISYS shall not be deemed to have notice of, or be under any duty to disclose to the Fund, or any of its agents, any fact or thing that may come to BISYS’s attention in the course of rendering services to others or in the course of its business in any other capacity. It is understood that the Fund’s directors, officers, employees, and investors are or may be or become interested in BISYS, as officers, employees or otherwise and that directors, officers, employees, and shareholders of BISYS and its counsel are or may be or become similarly interested in the Fund as an investor or otherwise.

9. Rights of Ownership

All computer programs and procedures employed or developed by or on behalf of BISYS to perform services required to be provided by BISYS under this Agreement are the property of BISYS.

10. Bank Accounts

BISYS is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Fund with such bank or banks as are acceptable to the Fund, as may be necessary or appropriate from time to time in connection with the transfer agency services to be performed hereunder. The Fund shall be deemed the customer of the relevant bank for all purposes. To the extent that the performance of such services shall require BISYS directly to disburse amounts for payment of dividends, redemption proceeds or other purposes, the Fund shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

11. Representations and Warranties

(a) The Fund represents and warrants that:

(i)	It is duly incorporated and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

(ii)	It has all necessary authorizations, registrations, licenses and permits to carry out its business as currently conducted;

(iii)	It is, and shall continue to be, in compliance in all material respects with all laws and regulations applicable to its business and operations;

(iv)	This Agreement, and BISYS’s provision of the various services hereunder, has been duly authorized by the Fund and, when executed and delivered by the Fund, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties; and

(v)	By virtue of its Governing Documents, Interests redeemed by the Fund may be resold by the Fund.

(b) BISYS represents and warrants that:

(i)	It is a corporation duly incorporated and validly existing under the laws of the state of Ohio, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

(ii)	It has all necessary authorizations, registrations, licenses and permits to carry out its business as currently conducted;

(iii)	It is, and shall continue to be, in compliance in all material respects with all provisions of law and regulations applicable to it in connection with its services hereunder, including Section 17A(c) of the Exchange Act;

(iv)

The various procedures and systems which it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Fund and BISYS’s equipment, facilities, and other property used in the performance of its obligations hereunder are reasonable and adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and

(v)	This Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS ARE COMPLETELY DISCLAIMED.

12. Insurance

BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Fund, BISYS shall provide evidence that coverage is in place. BISYS shall promptly notify the Fund should its insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled. Such notification shall include the date of cancellation or reduction and the reasons therefore. BISYS shall notify the Fund promptly of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Fund promptly should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

13. Information Furnished by the Fund

(a) The Fund has furnished to BISYS the following, as amended and current as of the effective date of this Agreement:

(i)	Copies of the Fund’s Governing Documents and of any amendments thereto, in each case certified by the appropriate governmental authority or by the Secretary or other executive officer of the Fund;

(ii)	The Valuation Policy;

(iii)	The AML Program;

(iv)	The Fund Compliance Program;

(v)	The Fund DCPs;

(vi)	Certified copies of resolutions of the Board regarding (A) Board approval of this Agreement and authorization of an officer of the Fund to execute and deliver this Agreement and instruct BISYS on various matters, and (B) authorization of BISYS to act as administrator for the Fund as described herein;

(vii)	A list of select officers of the Fund (including the Fund’s AML Compliance Officer and Chief Compliance Officer) and any other persons, together with specimen signatures of those officers and other persons, who are authorized to instruct BISYS in all matters;

(viii)	Two copies of the Offering Documents, any Placement Agent Agreements, and any other forms and agreements commonly used by the Fund and its placement agents regarding their relationships and transactions with investors; and

(ix)	A certificate from an officer of the Fund or the Fund’s then-current transfer agent or registrar, as applicable, regarding Interests authorized, issued, and outstanding as of the effective date of this Agreement and receipt of full consideration by the Fund for all outstanding Interests.

(b) The Fund shall furnish BISYS written copies of any amendments to, or changes in, the items referred to in Section 13(a)(i)-(viii) forthwith upon such amendments or changes becoming effective, and BISYS shall be entitled to rely thereon. In addition, the Fund agrees that no amendments will be made to any of the foregoing documents that might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Fund first obtains BISYS’s approval of such amendments or changes, which approval shall not be withheld unreasonably, and BISYS shall not be bound by any such amendment made without its consent.

14. Notices

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Fund, to the relevant address set forth on Schedule A; and if to BISYS, to it at BISYS Fund Services Ohio, Inc., 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

15. Assignment

This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party, provided that this shall not restrict BISYS’s rights under Section 1(i). This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

16. Governing Law

This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

17. Miscellaneous

(a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

(c) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

(d) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

THE ENDOWMENT MASTER FUND, L.P.	THE ENDOWMENT REGISTERED FUND, L.P.

By:	By:
Name:	Name:
Title:	Title:

Signed by the authorized representative of THE ENDOWMENT (OFFSHORE) FUND, LTD.	Signed by the authorized representative of THE ENDOWMENT (OFFSHORE QP) FUND, LTD.

By:	By:
Name:	Name:
Title:	Title:

THE ENDOWMENT (DOMESTIC) FUND, L.P.	THE ENDOWMENT (DOMESTIC QP) FUND, L.P.

By:	By:
Name:	Name:
Title:	Title:

THE ENDOWMENT (EXEMPT) FUND I, L.P.	THE ENDOWMENT (EXEMPT) FUND II, L.P.

By:	By:
Name:	Name:
Title:	Title:

THE ENDOWMENT (EXEMPT QP) FUND I, L.P.	THE ENDOWMENT (EXEMPT QP) FUND II, L.P.

By:	By:
Name:	Name:
Title:	Title:

BISYS FUND SERVICES OHIO, INC.

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE A

TO THE ADMINISTRATION AGREEMENT

DATED OCTOBER         , 2004

The Endowment Master Fund, L.P., a Delaware limited partnership, registered under the 1940 Act Address: 4265 San Felipe Suite 900 Houston, Texas, 77027 Attn: A. Haag Sherman	The Endowment Registered Fund, L.P., a Delaware limited partnership, registered under the 1940 Act Address: 4265 San Felipe Suite 900 Houston, Texas, 77027 Attn: A. Haag Sherman

The Endowment (Offshore) Fund, Ltd., a Cayman Islands exempted company, registered under the Mutual Funds Law of the Cayman Islands

Address:

M&C Corporate Services Limited

P.O. Box 309GT

Ugland House

South Church Street

George Town

Grand Cayman

Cayman Islands

The Endowment (Offshore QP) Fund, Ltd., a Cayman Islands exempted company, registered under the Mutual Funds Law of the Cayman Islands

Address:

M&C Corporate Services Limited

P.O. Box 309GT

Ugland House

South Church Street

George Town

Grand Cayman

Cayman Islands

The Endowment (Domestic) Fund, L.P., a Delaware limited partnership Address: 4265 San Felipe Suite 900 Houston, Texas, 77027 Attn: A. Haag Sherman	The Endowment (Domestic QP) Fund, L.P., a Delaware limited partnership Address: 4265 San Felipe Suite 900 Houston, Texas, 77027 Attn: A. Haag Sherman

The Endowment (Exempt) Fund I, L.P., a Delaware limited partnership Address: 4265 San Felipe Suite 900 Houston, Texas, 77027 Attn: A. Haag Sherman	The Endowment (Exempt) Fund II, L.P., a Delaware limited partnership Address: 4265 San Felipe Suite 900 Houston, Texas, 77027 Attn: A. Haag Sherman

The Endowment (Exempt QP) Fund I, L.P., a Delaware limited partnership Address: 4265 San Felipe Suite 900 Houston, Texas, 77027 Attn: A. Haag Sherman	The Endowment (Exempt QP) Fund II, L.P., a Delaware limited partnership Address: 4265 San Felipe Suite 900 Houston, Texas, 77027 Attn: A. Haag Sherman

SCHEDULE B

TO THE ADMINISTRATION AGREEMENT

DATED OCTOBER         , 2004

Fees

Base Fee

On incremental net assets of:	Basis points
$0 - $100 million	8.0
>$100 - $250 million	7.0
>$250 million	6.0
Additional fee per investor (over 100 investors per Fund)	$20.00
Tax returns (per Fund)	$6,000.00
Legal Services	$30,000.00
AML Services (per month)
0-50,000 accounts (aggregate within all Funds)	$333.33
>50,000 accounts (aggregate within all Funds)	$583.33
Identity Check/Early Warning Review (per month)	$47.92
Compliance Services	$42,500
Corporate Secretarial Services (per Cayman Fund)	$5,000

All fees listed above are listed at annual rates and represent aggregate fees to cover services for all Funds unless otherwise noted, and are billed monthly. Each Fund will be charged a portion of aggregate fees as the parties agree from time to time.

The Base Annual Fee set forth above shall be computed based on the aggregate Net Asset Value of all Funds computed as of the last day of each month, provided that any portion of a Fund’s Net Asset Value invested in another Fund shall be deducted from the investing Fund’s Net Asset Value before such aggregation to prevent double counting of assets in calculating the Annual Fee. Each Fund shall be charged its pro rata share of such fee based on the ratio of its Net Asset Value to the aggregate Net Asset Value of all Funds, provided fees on assets invested by one Fund in another Fund may be apportioned between the relevant Funds as the relevant Funds determine.

The Base Annual Fee is subject to an annual minimum of $170,000 per annum. Such minimum will be increased $35,000 per year for each additional U.S. registered feeder fund and $12,000 for each additional U.S. non-registered feeder fund, however the first two additional non-registered feeder funds will result in no additional charge annual minimum charge. Increases in the minimum for additional Cayman domiciled funds and additional master funds will be agreed in writing by the parties at such time as any such funds are added.

Investors are determined at the individual Fund level, and investors in more than one Fund will be counted separately in each Fund.

Out of Pocket Expenses and Miscellaneous Charges

The out of pocket expenses and miscellaneous services fees and charges provided for under the Agreement are not included in the above fees and shall also be payable to BISYS in accordance with the provisions of the Agreement.

CPI Adjustment

The fixed fees and other fees expressed as stated dollar amounts in this schedule and in the Agreement shall be increased annually commencing on the one-year anniversary date of the Effective Date by the percentage increase since the Effective Date in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published.